Filed Pursuant to Rule 424(b)(3)

Registration No. 333-229926

Prospectus Supplement No. 2

(to Resale and Warrant Prospectus dated May 28, 2019)

GTY TECHNOLOGY HOLDINGS INC.

This prospectus supplement supplements and updates the information contained in the selling securityholders resale and warrant exercise prospectus, dated May 28, 2019 (the “Prospectus”), that forms part of Amendment No. 2 to our Form S-3 Registration Statement on Form S-1 (Registration No. 333-229926), relating to (i) the issuance of up to 18,400,000 shares of our common stock, par value $0.0001 per share (the “Common Stock”), upon the exercise of public warrants and up to 8,693,334 shares of our Common Stock upon the exercise of private placement warrants and (ii) the resale or distribution from time to time by the selling securityholders named therein or their permitted transferees of up to 46,544,667 shares of our Common Stock and 8,693,334 private placement warrants to purchase up to 8,693,334 shares of our Common Stock. This prospectus supplement is being filed to supplement and update the “Plan of Distribution” section in the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, including any prospectus supplements thereto, and is qualified by reference to the Prospectus and any other prospectus supplement thereto, except to the extent that the information provided herein modifies and supersedes the information in the Prospectus or any other prospectus supplement. If there is any inconsistency between the information in the Prospectus or any prospectus supplement thereto and this prospectus supplement, you should rely on the information in this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements.

Our Common Stock is traded on The Nasdaq Capital Market under the symbol “GTYH.” On June 11, 2019, the last reported sales price of our Common Stock was $7.88 per share.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

PLAN OF DISTRIBUTION

The information appearing under the heading “Plan of Distribution” beginning on page 102 of the Prospectus is supplemented by adding the following:

“On June 5, 2019, GTY Investors, LLC (the “Sponsor”) agreed to sell 650,000 shares of Common Stock (“founder shares”) to UBS Securities LLC, a registered broker-dealer, at a price of $7.70 per share. The shares are being sold pursuant to a waiver of certain lock-up restrictions imposed on the founder shares as described in more detail in footnotes 1 and 2 to the Form 4 filed with the U.S. Securities and Exchange Commission on June 7, 2019 by, among others, the Sponsor.”

The date of this prospectus supplement is June 12, 2019.